Investor Update

Investor Update: October 27, 2015

This investor update provides JetBlue’s investor guidance for the fourth quarter ending December 31, 2015 and full year 2015.

Recent Announcements

JetBlue has recently announced service between the following city pairs:

City Pair	Frequency	Start Date
Syracuse (SYR) - Fort Lauderdale (FLL)	1x Daily (Winter)	January 13, 2016
New York (JFK) - Palm Springs (PSP)	5x Weekly (Winter)	January 14, 2016
Fort Lauderdale (FLL) - Quito, Ecuador (UIO) (*)	1x Daily	February 25, 2016
Boston (BOS) - Nashville (BNA)	2x Daily	May 5, 2016
Nashville (BNA) - Fort Lauderdale (FLL)	1x Daily	May 5, 2016
Fort Lauderdale (FLL) - Barbados (BGI) (*)	1x Daily	Q2 2016
(*) subject to Government approval

Capacity
Fourth quarter 2015 available seat miles (ASMs) are estimated to increase 8.5% to 10.5% year-over-year.  Full year 2015 ASMs are estimated to increase 8.5% to 9.5% year-over-year, up from previous guidance of 7.0% to 9.0%, due to additional Mint service and continued better than expected completion factor.

JetBlue estimates the following distribution as a percentage of total ASMs by aircraft type:

Fourth Quarter 2015				Full Year 2015
A320	A321 Mint	A321 HD	E190	A320	A321 Mint	A321 HD	E190
71%	8%	8%	13%	74%	7%	5%	14%

Average stage length is projected to be approximately 1,096 miles during the fourth quarter of 2015 versus 1,088 miles during the same prior year period and approximately 1,093 miles for the full year 2015 versus 1,088 miles for the full year 2014.

Operational Outlook

	Fourth Quarter	Full Year
	2015	2015
Operating Expense Year-Over-Year Percentage Change
Unit Operating Expense Excluding Fuel and Profit Sharing (CASM Ex-Fuel and Profit Sharing)	0.0% - 2.0%	0.0% - 1.0%

Prior Guidance July 28, 2015	N/A	0.0% - 1.5%

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

	Fourth Quarter	Full Year
	2015	2015
Fuel Expense
Estimated Consumption (gallons)	175 million	697 million
Estimated Fuel Price per Gallon, Net of Hedges ¹	$1.77 ²

¹Includes fuel taxes.
²JetBlue utilizes the forward Brent crude curve and the forward Brent crude to heating oil crack spread to calculate the unhedged portion of its prompt quarter.  As of October 16, 2015, the forward Brent crude per barrel price was $51 and the crack spread averaged $14 per barrel for the Fourth quarter of 2015

Fuel Hedges

As of October 16, 2015 JetBlue’s advanced fuel derivative contracts are as follows:

	Gallons	Estimated Percentage of Consumption	Price

4Q15	25 million	15%	5% in USGC jet fuel swaps at an average of $2.70/gal 10% in heat collars with the average cap at $2.92/gal and the average put at $2.62/gal
1Q16	-	-
2Q16	-	-
3Q16	-	-

Other Income (Expense)
JetBlue estimates total Other Income (Expense) to be between ($27) and ($32) million in the fourth quarter and between ($120) and ($125) million for the full year.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Tax Rate
JetBlue expects an effective annual tax rate of approximately 39%. However, the actual tax rate in the fourth quarter and full year 2015 could differ due to a number of factors.

Capital Expenditures
(In millions)

Fourth Quarter 2015			Full Year 2015
Aircraft	Non-aircraft	Total	Aircraft	Non-aircraft	Total
$315	$30 - $50	$345 - $365	$780	$120 - $140	$900 - $920

Aircraft Delivery Schedule

As of September 30, 2015 JetBlue’s fleet was comprised of 130 Airbus A320 aircraft, 11 Airbus A321 Mint aircraft, 10 Airbus A321 High Density aircraft, and 60 EMBRAER 190 aircraft. 95 aircraft were on order from Airbus and 24 aircraft were on order from Embraer.

	Airbus A320			Airbus A321			EMBRAER 190
	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease
3Q15	—	—	—	2	—	—	—	—	—
4Q15	—	—	—	4	—	—	—	—	—
Total at Year End	130	65	24	25	8	—	60	30	30

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Share Count
Share count estimates for calculating basic and diluted earnings per share are as follows:

	Fourth Quarter 2015
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)*
Zero - $12 million	322.0	324.8	$—
$12 million - $16 million	322.0	326.3	$0
$16 million or greater	322.0	344.0	$1

	Full Year 2015
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)*
Zero - $48 million	315.7	318.6	$—
$48 million - $63 million	315.7	327.7	$1
$63 million or greater	315.7	345.3	$5

* Net of taxes
These share count estimates assume 20% annual stock price appreciation and that all of the holders of the 5.5% convertible debentures due 2038 (Series B) will be converted to shares during the fourth quarter of 2015.  These share count estimates do not include any share repurchases that may occur throughout the remainder of 2015 under JetBlue’s share buyback program.  The number of shares used in JetBlue’s actual earnings per share will likely be different than those stated above.

This Investor Update contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; global economic conditions, or an economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; the spread of infectious diseases; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2014 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com